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                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                                Citigroup Center
                              153 East 53rd Street
                         New York, New York 10022-4675
                                  212-446-4800
                            Facsimile: 212 446-4900

                                                                    Exhibit 8.1

                                August 14, 2001



Sealy Mattress Company
One Office Parkway
Trinity, North Carolina 27370

          Re: Exchange Offer for $125,000,000 9.875% Senior Subordinated Notes due 2007 for $125,000,000 9.875% Series C Senior Notes due 2007

Ladies and Gentlemen:

     We have acted as counsel to Sealy Mattress Company (the "Company") and the Subsidiary Guarantors (together with the Company, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principal amount of up to $125,000,000 9.875% Senior Subordinated Notes due 2007 (the "Old Notes") for $125,000,000 9.875% Series C Senior Subordinated Notes due 2007 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement".

     You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Registration Statement and such other documents as we deemed necessary.

     On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for United States federal income tax purposes, because the Exchange Notes will not be considered to be a "significant modification" of the Old Notes. Rather, the Exchange Notes received by a holder will be treated as a continuation of the Old Notes in the hands of that holder. Accordingly, there will be no federal income tax consequences to holders solely as a result of the exchange of the Old Notes for Exchange Notes under the Exchange Offer.

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Sealy Mattress Company
August 14, 2001
Page 2



     The opinion set forth above is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures, and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or that a court would reach the same conclusion. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above. Moreover, we assume no obligation to revise or supplement this opinion should the authorities referred to above be amended by legislative, judicial or administrative action.

     We consent to the filing of this opinion as an exhibit to the registration statement, to the reference to this firm and the inclusion of our opinion in the section entitled "United States Federal Income Tax Considerations" in the registration statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,



                                                     /s/ KIRKLAND & ELLIS